EXHIBIT 4.10

                  CERTIFICATE OF THE DESIGNATION, VOTING POWER,
              PREFERENCE AND RELATIVE, PARTICIPATING, OPTIONAL AND
             OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS OR
         RESTRICTIONS OF THE SPECIAL SERIES A PREFERRED VOTING STOCK OF
                             JAWS TECHNOLOGIES, INC.

               The undersigned hereby certify that they are the duly elected and acting President and Secretary of JAWS TECHNOLOGIES, INC., a Nevada corporation (the "Corporation"), and pursuant to Nev. Rev. Stat. Section 78.1955, DO HEREBY
CERTIFY:

               WHEREAS, pursuant to authority conferred upon the Board of Directors by ARTICLE VI of the Articles of Incorporation (the "Articles"), the Board of Directors of the Corporation by unanimous written consent dated
November 30, 1999 adopted the following resolution creating one series of Preferred Stock designated as "Special Series A Preferred Voting Stock" of the Corporation;

               RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles, one series of Preferred Stock of the Corporation, par value $0.001, be and it is hereby, created and that the designation and amount thereof and the voting powers, preferences, and relative rights of the shares of such series, and the limitations and restrictions thereof, are as follows:

               Section 1. Designation and Amount. A series of Preferred Stock, consisting of one share of such stock, is hereby designated as "Special Series A Preferred Voting Stock." The outstanding share of Special Series A Preferred Voting Stock shall be entitled at any relevant date to the number of votes (including for purposes of determining the presence of a quorum) determined in accordance with the terms and conditions of each of the following:

        (a) the rights, privileges, restrictions and conditions attached to the Exchangeable Shares in the capital of Jaws Acquisition Corp. ("JAC"), a corporation incorporated under the laws of the Province of Alberta;

        (b) the Support Agreement dated effective November 30, 1999 between the Corporation and JAC; and

        (c) the Voting and Exchange Trust Agreement dated effective November 30, 1999 among the Corporation, JAC and the Montreal Trust Company of Canada;

on all matters presented to the holders of Common Stock of the Corporation, with the Special Series A Preferred Voting Stock and Common Stock voting together as a single class. The Special Series A Preferred Voting Stock shall have no other voting rights except as required by law. No dividend shall be paid to the holder of Special Series A Preferred Voting Stock. The share of Special Series A Preferred Voting Stock shall be entitled to $0.001 on liquidation of the Corporation in preference to any shares of Common Stock of the Corporation, but only after the liquidation preference of any other shares of Preferred Stock of the Corporation has been paid in

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                                         -2-

full. The Special Series A Preferred Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed, except pursuant to the last sentence of this Section 1. The share of Special Series A Preferred Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. So long as any Exchangeable Shares in the capital of JAC shall be outstanding, the number of shares comprising the Special Series A Preferred Voting Stock shall not be increased or decreased and no other term of the Special Series A Preferred Voting Stock shall be amended, except upon the approval of the holder of the outstanding share of Special Series A Preferred Voting Stock. At such time as no Exchangeable Shares in the capital of JAC shall be outstanding, the Special Series A Preferred Voting Stock shall automatically be redeemed, with the $0.001 liquidation preference due and payable upon such redemption.

        Section 2. Restriction. So long as the share of Special Series A Preferred Voting Stock is outstanding, the Corporation shall (a) fully comply with all terms of the Exchangeable Shares in the capital of JAC and with all contractual obligations of the Corporation associated with such Exchangeable Shares and (b) not amend, alter, change or repeal this Section 2 except upon the written approval of the holder of the outstanding share of Special Series A Preferred Voting Stock.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 30th day of November, 1999.

                                            JAWS TECHNOLOGIES, INC.


                                            By: /s/ Robert J. Kubbernus
                                                ----------------------------
                                                Robert J. Kubbernus
                                                President

                                            By: /s/Vikki Robinson
                                                ----------------------------
                                                Vikki Robinson
                                                Secretary

        This instrument was acknowledged before me on November 30, 1999 by Robert J. Kubbernus, as President of JAWS TECHNOLOGIES, INC., and by Vikki Robinson as Secretary of JAWS TECHNOLOGIES, INC.



        Seal                                /s/ Debbie E. Bryden
                                            --------------------------------
                                            A Notary Public in and for DEBBIE E.
                                            BRYDEN
                                            the Province of Alberta


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